Exhibit 10.4

AMENDMENT NO. 1 TO EMPLOYMENT AGREEMENT
BETWEEN
AMERICA’S CAR-MART, INC. AND T.J. FALGOUT, III

Effective as of August 27, 2007

This Amendment No. 1 to the Employment Agreement (the “Agreement”) between America’s Car-Mart, Inc., an Arkansas Corporation (the “Company”) and T.J. Falgout, III (the “Associate”) is made on or as of August 27, 2007.

W I T N E S S E T H:

Whereas, the Company and the Associate have agreed to certain amendments to the Employment Agreement between the Company and the Associate dated on and as of May 1, 2006, as set forth below;

NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, the parties hereto, each intending to be legally bound hereby, agree as follows:

1.           Original Agreement.  The original Employment Agreement between the Company and the Associate dated May 1, 2006 (the “Original Agreement”) shall continue in full force and effect, except as otherwise amended herein, and all defined terms contained in the Original Agreement shall continue in full force and effect and shall apply to this Agreement, unless such terms are otherwise specifically modified by this Agreement.

2.           Termination Without Compensation.  Section 10(a) of the Original Agreement is hereby deleted in its entirety and the following new Section 10(a) is substituted therefor:

“10.  Termination Without Compensation.

(a)  The Employment Term will terminate as of the end of the term of this Agreement unless terminated earlier in accordance with this Section 10, Section 11, Section 12, Section 13 or Section 14.”

3.           Termination Without Cause.  Section 11, “Termination Without Cause,” of the Original Agreement is amended as follows:

The last sentence of Section 11 of the Original Agreement is deleted in its entirety and the following new sentence is substituted therefor:

“If the termination is effected by the Company other than as described in Section 10 or Section 14, then under such circumstances, the Associate’s Base Salary (but not any Bonus) then in effect hereunder will continue to be payable in accordance with the Company’s payroll policy throughout the Employment Term.”

4.           Death of the Associate.  Section 12, “Death of the Associate,” of the Original Agreement is hereby deleted in its entirety and the following new Section 12 is substituted therefor:

“12.  Death of the Associate.  If the Associate dies during the Employment Term, (a) the Employment Term shall terminate, and (b) within 60 days thereafter (or as soon thereafter as administratively practicable), the Company will pay to the Associate’s estate the Associate’s Base Salary (but not any Bonus unless earned prior to the date of death) then in effect through the end of the calendar month in which such death occurs.”

5.           Disability of the Associate.  Section 13, “Disability of the Associate,” of the Original Agreement is hereby deleted in its entirety and the following new Section 13 is substituted therefor:

“13.  Disability of the Associate.  If the Associate becomes disabled during the Employment Term, the Company may terminate the Employment Term, in which event the Company will pay to the Associate the Associate’s Base Salary (but not any Bonus) then in effect, payable in accordance with the Company’s payroll policy through the Employment Term; provided, however, any amounts payable to the Associate under the Company’s disability insurance policy shall be deducted from the amounts payable to the Associate hereunder.  For the purposes of this Agreement, the Associate shall be deemed to be disabled when he is deemed to be disabled under the Company’s disability insurance policy or, if the Company does not have a disability insurance policy for the Associate, the Associate shall be deemed disabled if he is unable to perform his services or discharge his duties as an Associate of the Company for 90 or more consecutive days or 120 days in the aggregate in any 12 month period.  Any disability, as defined herein, shall not constitute “cause” for purposes of Section 10(b) hereof.”

6.           Change in Control of the Parent Company.  Section 14, “Change in Control of the Parent Company,” of the Original Agreement shall be deleted in its entirety and the following new Section 14 is substituted therefor:

“14.  Change in Control of the Parent Company.

(a)           In the event of a change in control of the Parent Company while the Associate is still employed under this Agreement, on the date the change in control becomes effective, (i) the Company shall pay to the Associate a lump sum cash payment equal to 2.99 times the "base amount" with respect to the Associate’s compensation, as such term is defined in Section 280G of the Internal Revenue Code of 1986, as amended, and regulations and guidance issued thereunder (the "Code"); and (ii) all unvested Restricted Stock and stock options previously granted by the Parent Company to the Associate shall vest in full, without regard to the achievement of any applicable performance goals (collectively, (i) and (ii) are referred to as the "Change in Control Payments").  If, prior to the change in control, the Company terminates the Employment Term without Cause in connection with the change in control, then the Associate shall be treated for purposes of this Section 14 as being employed on the date the change in control becomes effective.

(b)           For purposes of this Section 14, “change in control” of the Parent Company shall mean:

(i)           Change in Ownership.  The acquisition by an individual, entity or group (within the meaning of Code Section 409A) (a "Person") of ownership of stock of the Parent Company that, together with stock held by such Person, constitutes more than 50% of the total fair market value or total voting power of the stock of the Parent Company.  However, if any Person is considered to own more than 50% of the total fair market value of total voting power of the stock of the Parent Company, the acquisition of additional stock by the same Person is not considered to cause a change in ownership of the Parent Company (or to cause a change in the effective control of the Parent Company).  An increase in the percentage of stock owned by any one Person as a result of a transaction in which the Parent Company acquires its stock in exchange for property will be treated as an acquisition of stock for purposes of this paragraph.  This paragraph applies only when there is a transfer of stock of the Parent Company (or issuance of stock of the Parent Company) and stock in the Parent Company remains outstanding after the transaction; or

(ii)           Change in Effective Control.  (A) the acquisition by an individual, entity or group (within the meaning of Code Section 409A) (a "Person") during the 12-month period ending on the date of the most recent acquisition by such Person, of ownership of stock of the Parent Company possessing 35% or more of the total voting power of the stock of the Parent Company; or (B) the replacement of a majority of members of the Parent Company's Board of Directors during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Parent Company's Board of Directors prior to the date of the appointment or election.

A change in effective control also may occur in any transaction in which either of the two corporations involved in the transaction has a "Change in Ownership" under paragraph (i) or "Change in Ownership of a Substantial Portion of the Company's Assets" under paragraph (iii).  If any one Person is considered to effectively control the Parent Company, the acquisition of additional control of the Parent Company by the same Person is not considered to cause a change in the effective control of the Parent Company (or to cause a "Change in Ownership" of the Parent Company within the meaning of paragraph (i) above); or

(iii)           Change in Ownership of a Substantial Portion of Assets.  The acquisition by an individual, entity or group (within the meaning of Code Section 409A) (a "Person") during the 12-month period ending on the date of the most recent acquisition by such Person, of assets from the Parent Company that have a total gross fair market value equal to or more than 40% of the total gross fair market value of all of the assets of the Parent Company immediately prior to such acquisition(s).  For this purpose, gross fair market value means the value of the assets of the Parent Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.  No change in control shall be deemed to have occurred in the event of a transfer to a related person or as described in Code Section 409A.

The definition of change in control in this Subsection 14(b), and all other terms and provisions of this Agreement, shall be interpreted at all times in such a manner as to comply with Code Section 409A, meaning that no additional income tax is imposed on the Associate pursuant to Code Section 409A(1)(a).

(c)           The Change in Control Payments shall be in addition to any other rights and benefits for which the Associate is eligible, either by way of contract or with respect to rights and benefits generally available to other executive officers or Associates of the Company.

(d)           If it is determined that any payment, benefit or distribution of any type that is made by the Company, the Parent Company, any of their affiliates, or any person, in connection with a change in control or a termination of the Associate’s employment thereafter, to or for the benefit of the Associate, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (the “Total Payments”), would be subject to excise taxes imposed by Code Section 4999, or any interest or penalties with respect to such excise tax (such excise tax and any such interest or penalties are collectively referred to as the “Excise Tax”), then the Associate shall be entitled to receive a one-time additional payment (a “Gross-Up Payment”) in an amount reasonably determined by the Accounting Firm (as defined below) to be equal to such Excise Tax.  Payments under this Section are payable to the Associate even if the Associate is not eligible for termination benefits under this Agreement, and are subject to the following rules:

(i)           Determination by Accountant.  All determinations and calculations required to be made under this Section shall be made by the Company's regular accounting firm (the “Accounting Firm”), which shall provide its determination (the “Determination”), together with detailed supporting calculations regarding the amount of any Gross-Up Payment and any other relevant matter, both to the Company and the Associate within five days of the termination of the Associate’s employment, if applicable, or such earlier time as is requested by the Company or the Associate (if the Associate reasonably believes that any of the Total Payments may be subject to the Excise Tax).  If the Accounting Firm determines that no Excise Tax is payable by the Associate, it shall furnish the Associate with a written statement that such Accounting Firm has concluded that no Excise Tax is payable (including the reasons therefor) and that the Associate has substantial authority not to report any Excise Tax on the Associate’s federal income tax return.  If a Gross-Up Payment is determined to be payable, it shall be paid to the Associate within five days after the Determination is delivered to the Company or the Associate.  Any determination by the Accounting Firm shall be binding upon the Company and the Associate.  In all events, gross-up payments shall be made by the end of the calendar year following the calendar year in which the Associate remits the excise taxes.

(ii)           Over- and Underpayments.  As a result of uncertainty in the application of one or more Code provisions at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments not made by the Company should have been made (“Underpayment”), or that Gross-Up Payments will have been made by the Company which should not have been made (“Overpayments”).  In either such event, the Accounting Firm shall determine the amount of the Underpayment or Overpayment that has occurred.  In the case of an Underpayment, the amount of such Underpayment shall be promptly paid by the Company to or for the benefit of the Associate.  In the case of an Overpayment, the Associate shall, at the direction and expense of the Company, take such steps as are reasonably necessary (including the filing of returns and claims for refund), follow reasonable instructions from, and procedures established by, the Company, and otherwise reasonably cooperate with the Company to correct such Overpayment, provided, however, that (i) the Associate shall in no event be obligated to return to the Company an amount greater than the net after-tax portion of the Overpayment that the Associate has retained or has recovered as a refund from the applicable taxing authorities and (ii) this provision shall be interpreted in a manner consistent with the intent of Subsection (a) above, which is to make the Associate whole, on an after-tax basis, from the application of the Excise Tax, it being understood that the correction of an Overpayment may result in the Associate’s repaying to the Company an amount which is less than the Overpayment.”

7.           Compliance with Code Section 409A.  The following new Section 14A, “Compliance with Code Section 409A,” is hereby added as a new Section to the Employment Agreement between the Company and the Associate:

“Section 14A.  Compliance with Code Section 409A.

(a)           Termination of Employment.  “Termination of Employment” as used in this Agreement to determine the date of any payment, shall mean the date of the Associate’s “separation from service” as defined by Section 409A of the Code.

(b)           Specified Employee Delay.  If the Associate is a "specified employee" within the meaning of Code Section 409A, any benefits or payments (including installments and insurance premiums and contributions) which (a) constitute a "deferral of compensation" under Code Section 409A, (b) become payable as a result of the Associate's termination of employment for reasons other than death, and (c) become due under this Agreement during the first six (6) months (or such longer period as required by Code Section 409A) after termination of employment shall be delayed and all such delayed payments (or delayed installments, premiums or contributions) shall be paid to the Associate in full in the seventh (7th) month after the date of termination and all subsequent payments (or installments) shall be paid in accordance with their original payment schedule.  To the extent that any insurance premiums or other benefit contributions constituting  a "deferral of compensation" become subject to the above delay, the Associate shall be responsible for paying such amounts directly to the insurer or other third party and shall receive reimbursement from Company for such amounts in the seventh (7th) month as described above.   This paragraph shall not apply to payments made as a result of a termination of employment that is the result of the Associate's death.”

IN WITNESS WHEREOF, the parties have executed this Agreement on August ____, 2007, but this Agreement shall be effective as of the date first written above.

                                        COMPANY:

                                        AMERICA’S CAR-MART, INC., an
                                        Arkansas corporation

                                        By: _________________________________________________
                                        Name: _______________________________________________
                                        Title: ________________________________________________

                                        ASSOCIATE:

                                        ____________________________________________________
                                        T.J. Falgout, III

6